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                                                                   EXHIBIT 10.24

                            CABINET SUPPLY AGREEMENT


     AGREEMENT, dated as of the 6th day of April 1998, between LENC-SMITH INC. ("Supplier"), a Delaware corporation with an address at 4616 West 19th Street, Cicero, Illinois 60804, and MIDWAY GAMES INC. ("Midway"), a Delaware corporation with an address at 3401 North California Avenue, Chicago, Illinois 60618.


                             W I T N E S S E T H :

     WHEREAS, on the date hereof, WMS Industries Inc. ("WMS") is distributing (the "Distribution") all of its shares of Midway's common stock to holders of the shares of WMS' common stock outstanding on March 31, 1998;

     WHEREAS, prior to the Distribution, Midway has been a majority-owned subsidiary of WMS;

     WHEREAS, the parties formerly provided for certain arrangements whereby Supplier, an indirect, wholly-owned subsidiary of WMS, has been supplying cabinets to Midway pursuant to a Manufacturing and Services Agreement between WMS and Midway, dated as of July 1, 1996, which agreement has been terminated; and

     WHEREAS, the parties desire to set forth the terms of continuing arrangements under which Supplier will supply cabinets to Midway following the Distribution.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:


1.   SUPPLY OF CABINETS.    During the term hereof, Supplier shall supply
cabinets for coin-operated video games to Midway in accordance with the following procedures:

     1.1 Pricing Inquiry. To initiate the purchase of video game cabinets, Midway will issue a pricing inquiry to Supplier specifying the number of cabinets to be ordered and the cabinet specifications. Within 5 days thereafter, Supplier will provide Midway with a formal quote on the pricing inquiry, and, upon agreement on a final price, a purchase order will be


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issued by Midway to Supplier.

     1.2 Shipping. Supplier shall arrange for the shipment of the cabinets to WMS's Waukegan, Illinois manufacturing plant. Supplier shall forward all shipping invoices to Midway, and Midway shall pay them promptly.

     1.3 Delivery; Accelerated or Decelerated Schedule. Upon placement of the purchase order, Midway and Supplier shall agree upon a delivery schedule, which shall be coordinated by the parties on a daily basis and by the truckload. In the event that Midway shall desire to accelerate or decelerate the agreed-upon delivery schedule, Supplier shall use its best efforts to meet the accelerated or decelerated delivery schedule. Midway shall be responsible for all additional costs incurred in accelerating or decelerating the delivery schedule.

     1.4 Order reductions. Midway may reduce the number of cabinets in a particular purchase order at any time prior to Supplier's commencement of work to produce the cabinets; provided that Midway shall pay for all raw materials already purchased by Supplier, at Supplier's cost, except where Supplier is able to use such raw materials for non-Midway products within 60 days. Midway may apply such payments against future orders using the materials, and Supplier shall use reasonable efforts to use such materials in subsequent orders.
Midway shall promptly reimburse Supplier for any cancellation charges incurred by Supplier as a result of a direction to reduce a purchase order.

     1.5 Defective Workmanship. All cabinets supplied by Supplier to Midway shall meet industry standards of quality and all specifications in the purchase order. In the event that any cabinets delivered to Midway are defective or nonconforming, such cabinets are to be repaired or replaced by Supplier promptly at no cost to Midway.

     1.6 Exclusivity of Dealing. Midway may use other sources of supply if Supplier is unable or unwilling to meet requested production schedules and specifications, industry standards of quality or competing bona fide quotes.

     1.7  Cooperation.   Each of the parties shall cooperate in order to develop
an even flow of production and to otherwise effectuate this Agreement in a manner which will minimize layoffs, rehiring, training and line switching and which will generally minimize costs and


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expenses with respect to activities at Supplier's facilities.


2.   BILLING AND PAYMENT PROCEDURES.
     2.1 Billing. Supplier shall bill Midway on a daily basis for the prior day's shipments, and Midway shall pay such charges twice per month within five days after the 15th and last day of each month with respect to charges for the immediately preceding half month.

     2.2 Within 20 days after the end of each of the first three fiscal quarters of each year, and annually with 10 days after completion of Supplier's independent annual audit, Supplier shall provide Midway with a reconciliation statement reflecting actual additional costs during such quarter or year under Sections 1.3 and 1.4 and payments received from Midway in respect thereof, together with a reasonably detailed explanation of such reconciliation. Midway or Supplier, as the case may be, shall pay the amount reflected on such reconciliation statement within five days after receipt thereof by Midway.

     2.3 If Midway disputes the accuracy of any quarterly or annual reconciliation statement or explanation submitted by Supplier, Midway shall nevertheless pay the invoiced charges on a timely basis, and if such dispute remains unresolved for 60 days, Midway may submit such dispute to a "Big Six" accounting firm mutually acceptable to Midway and Supplier for resolution, whose decision shall be final. The cost of such submission shall be borne by Midway; provided, however, that if such review indicates a discrepancy in Midway's favor of ten percent (10%) or greater, such cost shall be borne by Supplier. If Midway fails to dispute a statement or explanation (of actual charges) within 60 days after receipt of the statement from Supplier, Midway shall be deemed to accept such charges, provided that Midway shall not be deemed to accept any such charges in the event Midway's dispute thereof is premised upon WMS' willful misconduct, malfeasance or fraud.


3. EFFECTIVE DATE AND TERM. This Agreement is effective as of April 6, 1998 and will continue in effect for a period of three years and for successive renewal periods of six months each; provided, however, that either party may terminate this Agreement for any reason upon six



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months' prior written notice or otherwise pursuant to Section 5 hereof.


4.   PRODUCT LIABILITY INSURANCE; DUTY OF CARE; INDEMNIFICATION.
     4.1 Supplier shall maintain product liability insurance which includes Midway in amounts mutually agreeable to Supplier and Midway.

     4.2 Supplier shall not be liable for any loss, damage, claim, action or proceeding ("Loss") suffered by Midway, unless such Loss arises from or is caused by a manufacturing defect in the supplied cabinet, or by Supplier's negligence, fraud or willful misconduct, and Supplier agrees to indemnify, defend and hold harmless Midway (and its directors, officers, employees and agents) from any Loss arising from such negligence, fraud or willful misconduct.

     4.3 Midway agrees to indemnify, defend and hold harmless Supplier (and its directors, officers, employees and agents) from any Loss asserted by or on behalf of third parties relating to the provision of services hereunder other than any Loss caused by a manufacturing defect in the supplied cabinet, or by Supplier's negligence, fraud or willful misconduct.

     4.4 The party required to indemnify hereunder (the "Indemnitor"), upon demand by the other party (the "Indemnitee"), at the Indemnitor's sole cost and expense, shall resist or defend against any Loss arising from this Agreement that is asserted against the Indemnitee (in the Indemnitee's name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnitee shall not settle or compromise any Loss on behalf of the Indemnitee without the written consent of the Indemnitee, which consent shall not be unreasonably
withheld or delayed.   If, in the Indemnitee's reasonable opinion there exists
a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.


5. DEFAULT. If either party materially defaults hereunder, the non-defaulting party may terminate this Agreement effective immediately (subject to the cure periods set forth below) upon written notice to the defaulting party. The non-defaulting party shall be entitled to all



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remedies provided by law or equity (including reasonable attorneys' fees and costs of suit incurred), except as specifically limited by the provisions of
Section 4 hereof. The following events shall be deemed to be material defaults hereunder: (a) Failure by either party to make any payment required to be made to the other hereunder, which failure is not remedied within ten days after receipt of written notice thereof; (b) except as otherwise provided herein, failure by either party substantially to perform in accordance with the terms and conditions of this Agreement, which failure is not remedied within 30 days after receipt of written notice from the other party specifying the nature of such default; (c)(i) filing of a voluntary bankruptcy petition by either party;
(ii) filing of an involuntary bankruptcy petition against either party which is not dismissed within 60 days; (iii) assignment for the benefit of creditors made by either party; or (iv) appointment of a receiver for either party or any material part of its property.


6. FORCE MAJEURE. Except as specifically set forth in this Agreement, Supplier and Midway shall incur no liability to each other, and no breach shall be deemed to occur, due to a failure to perform under the terms and conditions of this Agreement resulting from fire, flood, war, strike, lock-out, work stoppage or slow-down, labor disturbance, power failure, major equipment breakdown, riot, acts of God, acts of United States' enemies, laws, orders or at the insistence or result of any governmental authority or any other delay beyond each other's reasonable control.


7.   MISCELLANEOUS.
     7.1 No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on any future occasion.

     7.2 Each party warrants and represents that proceeding herewith is not inconsistent in any material way with any contractual obligations, expressed or implied, undertaken with any third party.

     7.3 In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be


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unenforceable, such provision shall be ineffective in such jurisdiction only to the extent of such violation without invalidating any other provision hereof.

     7.4 Neither party shall, without the prior written consent of the other, assign any rights or delegate any obligations under this Agreement, such consent not to be unreasonably withheld, conditioned or delayed, except that Supplier may assign any such rights or delegate any such obligations to WMS or any of its subsidiaries.

     7.5 The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

     7.6 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing herein, expressed or implied, shall be construed to give any other person any legal or equitable rights hereunder. No person shall be deemed to be a third party beneficiary of this Agreement. Nothing herein shall be construed to be an admission or waiver of any rights, claims and defenses the parties may have against third parties, which rights, claims and defense the parties specifically reserve.

     7.7 All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth on the first page of this Agreement (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.

     7.8 The parties each shall take such actions and execute such documents and instruments as may be reasonably requested by the other party to implement the terms and provisions of this Agreement.

     7.9 All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of Illinois, United States of America, regardless of the laws that might be applied under applicable principles of conflicts of laws.

     7.10 This Agreement constitutes the entire understanding between the parties hereto (and supersedes all prior written or oral communications) relating to the subject matter covered



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in this Agreement.  No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by all the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        LENC-SMITH INC.


                                        By: /s/ Harold H. Bach, Jr.
                                            __________________________________
                                            Name:  Harold H. Bach, Jr.
                                            Title: Sr. Vice President--Finance


                                        MIDWAY GAMES INC.


                                        By: /s/ Neil D. Nicastro
                                            __________________________________
                                            Name:  Neil D. Nicastro
                                            Title: President



                                    GUARANTY

     WMS Industries Inc. does hereby guaranty all of the performance and financial obligations of Supplier under this Agreement to which this Guaranty is affixed. This Guaranty is unconditional, irrevocable, continuing and without limitation, and shall be binding upon the successors and assigns of the undersigned.


                                        WMS INDUSTRIES INC.


                                        By: /s/ Harold H. Bach, Jr.
                                            __________________________________
                                            Harold H. Bach, Jr.
                                            Vice President-Finance







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